UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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GMX Resources Inc.

(Name of Registrant as Specified In Its Charter)

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GMX RESOURCES INC.
NOTICE:
ANNUAL MEETING OF STOCKHOLDERS
HAS BEEN ADJOURNED

New Meeting Date: June 12, 2008
May 28, 2008
Dear Holder of 9.25% Series B Cumulative Preferred Stock:
     We have previously sent you proxy material relating to the Annual Meeting of Shareholders of GMX Resources Inc. that was held on May 28, 2008. The meeting has been adjourned until June 12, 2008 at 10:00 A.M. Central Daylight Time at the offices of the Company, 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma in order to allow sufficient time to solicit additional votes from holders of 9.25% Series B Cumulative Preferred Stock on Proposal No. 4.
     Proposal 4 is a proposed amendment (the “Amendment”) to the Certificate of Designation of the Company’s 9.25% Series B Cumulative Preferred Stock (the “Series B Preferred Stock”) to change the definition of “Change of Ownership or Control” and is designed to change the definition to permit Ken Kenworthy, Jr. to terminate his active full time employment with the Company as Chief Executive Officer due to his death or disability without effecting a Change of Ownership or Control if the Company appoints a new Chief Executive Officer within four months. The terms of the Company’s bank credit facility and Series A Senior Secured Notes have been amended to be substantially similar to the proposed terms provided in the Amendment to avoid triggering a default or offer to purchase requirement if Mr. Kenworthy, Jr. dies or is disabled and a suitable replacement is hired within four months. Therefore, if the proposed Amendment is approved, the terms of the Certificate of Designation for the Series B Preferred Stock will be consistent with the terms of our senior debt instruments.
     A more complete description of the proposal is included in the Company’s Proxy Statement dated April 28, 2008 which has been previously distributed and is available on the Company’s website at www.gmxresources.com and at the SEC’s Edgar site at www.sec.gov.

Reasons for Shareholder Approval; Threshold
     The Amendment will be approved if (i) the holders of a majority of the Company’s outstanding shares of Common Stock, voting separately as a class, vote in favor of the Amendment; and (ii) the holders of at least two-thirds of the outstanding Series B Preferred Stock, voting separately as a class, also vote in favor of the Amendment. At the annual meeting on May 28, 2008, the holders of more than 73% of the outstanding Common Stock approved the Amendment.
Recommendation of the Board
     The Board recommends that the shareholders vote “FOR” the proposed amendment to the Certificate of Designation for the 9.25% Series B Cumulative Preferred Stock.
     As noted above, in order to pass, this proposal requires the affirmative vote from holders of two-thirds of the Series B Preferred Stock outstanding. As of today, approximately 1,396,659 shares have been voted, with over 87% of those cast in favor, representing approximately 61% of the shares outstanding. Unfortunately due to low voter turnout, we still need additional shares to vote in order to pass the proposal. Please remember that your broker cannot vote your shares unless you provide specific instructions to do so. Not voting is the same thing as a vote against.
     Your vote is urgently needed to avoid the continued expense of additional solicitations on this proposal. Your bank or broker allows you to vote your shares telephonically or via the internet if you wish. Kindly follow the instructions on the enclosed voting form to cast your vote. We appreciate your cooperation in this matter.
     If you have any questions or need assistance in voting your shares, please call our proxy solicitor Georgeson toll free at 1-866-391-7006.
Sincerely,
/s/ James A. Merrill
Chief Financial Officer and Secretary